Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact: David G. Mee
615 J.B. Hunt Corporate Drive	Executive Vice President, Finance/Administration
Lowell, Arkansas 72745	and Chief Financial Officer
(NASDAQ: JBHT)	(479) 820-8363

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS REVENUES AND EARNINGS

FOR THE FIRST QUARTER 2017

■ First Quarter 2017 Revenue:	$1.63 billion; up 7%
■ First Quarter 2017 Operating Income:	$149 million; down 11%
■ First Quarter 2017 EPS:	92 cents vs. 88 cents

LOWELL, ARKANSAS, April 17, 2017 - J.B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced first quarter 2017 net earnings of $102.7 million, or diluted earnings per share of 92 cents vs. first quarter 2016 net earnings of $100.1 million, or 88 cents per diluted share.

Total operating revenue for the current quarter was $1.63 billion, compared with $1.53 billion for the first quarter 2016. Current quarter total operating revenue, excluding fuel surcharges, increased 2% vs. first quarter 2016. Intermodal (JBI) load growth was 2% over first quarter 2016 levels. Dedicated Contract Services (DCS) segment revenue increased by 10% over prior year primarily from additional customer contracts from a year ago and customer rate increases. Integrated Capacity Solutions (ICS) load growth was 36% over the same period in 2016. Truck (JBT) segment revenue decreased 2% primarily from a lower revenue per load.

Operating income for the current quarter totaled $149 million vs. $168 million for the first quarter 2016. Benefits from volume growth and new customer contracts were more than offset by lower customer rates from competitive pricing, increased purchased transportation costs, higher driver wages, continuing branch network expansion, increased equipment ownership costs and increased insurance and claims costs.

Net interest expense for the current quarter increased 6% from the same period in 2016 due to higher effective interest rates on our debt.

The effective income tax rate decreased to 28.0% in the current quarter compared to 38.0% in the first quarter 2016 due to a one-time after tax benefit of $13.6 million or 12 cents per diluted share from the claiming of research and development tax credits and domestic production tax deductions incurred during the 2012 through 2016 tax years. The annual tax rate for 2017 is expected to be 35% and the normalized annual tax rate, excluding one-time benefits or costs, is expected to be 37%.

Segment Information:

Intermodal (JBI)

■      First Quarter 2017 Segment Revenue:     $937 million; up 5%

■      First Quarter 2017 Operating Income:     $95 million; down 8%

JBI load volumes grew 2% over the same period 2016. Transcontinental loads grew 7% while the Eastern network load volume was down 6% compared to prior year. Competitive truckload pricing in the shorter length of haul Eastern network from the 2016 bid season has carried over into 2017 and continues to pressure intermodal rates and conversion. Revenue grew approximately 5% reflecting the 2% volume growth and a 3% increase in revenue per load, which is determined by the combination of customer rates, fuel surcharges and freight mix. Revenue per load excluding fuel surcharge revenue decreased 1% year over year due to a continuing competitive pricing environment from truckload operators, intermodal operators and Lead Logistics Providers (4PLs).

Operating income decreased 8% from prior year. Benefits from volume growth were more than offset by lower revenue per load excluding fuel surcharges, increases in rail purchased transportation costs, reduced Eastern network utilization and lower dray efficiency created from a reduction in Eastern network volumes, higher equipment ownership costs, increased driver wages and recruiting costs and increased insurance and claims costs. The current period ended with approximately 85,200 units of trailing capacity and 5,170 power units assigned to the dray fleet.

Dedicated Contract Services (DCS)

■     First Quarter 2017 Segment Revenue:     $392 million; up 10%

■     First Quarter 2017 Operating Income:     $45 million; flat

DCS revenue increased 10% during the current quarter over the same period 2016. Productivity (revenue per truck per week) increased approximately 6% vs. 2016. Productivity excluding fuel surcharges was up approximately 1% from improved integration of assets between customer accounts and customer rate increases partially offset by a more impactful winter weather season compared to 2016. A net additional 392 revenue producing trucks, 181 net additions compared to fourth quarter 2016, were in the fleet by the end of the quarter compared to prior year. Approximately 83% of these additions represent private fleet conversions versus traditional dedicated capacity fleets that were implemented in the current and prior periods. Customer retention rates remain above 98%.

Operating income was flat from a year ago. The increased revenue and improved asset integration was offset by higher driver wages, increased insurance and claims cost primarily from weather related accidents, higher health insurance costs and increased start up expenditures for new customer contracts compared to the same period a year ago.

Integrated Capacity Solutions (ICS)

●     First Quarter 2017 Segment Revenue:     $209 million; up 14%

●     First Quarter 2017 Operating Income:     $4.5 million; down 59%

ICS revenue increased 14% vs. first quarter 2016. Volumes increased 36% while revenue per load decreased 16% primarily due to freight mix changes driven by customer demand. Spot volumes increased 22%, primarily in the fledgling flatbed and temperature controlled services, and contractual business load counts increased 42% from a year ago. Contractual business represents approximately 76% of total load volume and 63% of total revenue in the current period compared to 73% and 64%, respectively, in first quarter 2016.

Operating income decreased 59% over the same period in 2016 primarily from a lower gross profit margin, increased claims costs and an increased number of branches less than 2 years old (Start-up branches). Start-up branches typically produce less revenue and lower gross margins than Mature branches (more than two years old) and therefore have a higher proportion of personnel costs to both total and net revenue. ICS had 18 Start-up branches in 11 locations in first quarter 2017 compared to 9 in first quarter 2016. Gross profit margin decreased to 14.3% in the current quarter vs. 17.3% last year primarily due to increased third party transportation costs and lower spot rates. Total branch count grew to 42 locations compared to 35 at the end of the comparable period last year. ICS’s carrier base increased over 10% and employee count increased 27% compared to first quarter 2016.

Truck (JBT)

■     First Quarter 2017 Segment Revenue:     $94 million; down 2%

■     First Quarter 2017 Operating Income:     $4.9 million; down 46%

JBT revenue decreased 2% from the same quarter 2016. Revenue excluding fuel surcharge decreased 6% primarily from a 7% decrease in revenue per load partially offset by a 1% increase in load count. The decrease in revenue per load compared to the prior year is due to a 6% decrease in length of haul and a 1% decrease in rates per loaded mile. Customer contract rates were down 1.5% compared to the same period in 2016. At the end of the current quarter JBT operated 2,144 tractors compared to 2,270 in 2016.

Operating income for the current quarter decreased by 46% compared to first quarter 2016. Benefits from the increased load count and fewer empty miles were more than offset by lower customer rates per mile, increased equipment maintenance cost and higher insurance and claims cost compared to first quarter 2016.

Cash Flow and Capitalization:

At March 31, 2017, we had a total of $951 million outstanding on various debt instruments compared to $961 million at March 31, 2016, and $986 million at December 31, 2016. At March 31, 2017, we had cash and cash equivalents of $12 million.

Our net capital expenditures for the first quarter 2017 approximated $91 million compared to $114 million for the first quarter 2016.

We purchased approximately 1.33 million shares of our common stock during the quarter for approximately $130 million. At March 31, 2017, we had approximately $71 million remaining under our share repurchase authorization. Actual shares outstanding at March 31, 2017 approximated 110 million.

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2016. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available immediately to interested parties on our web site, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC. Condensed Consolidated Statements of Earnings (in thousands, except per share data) (unaudited)

	Three Months Ended March 31
	2017		2016
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$1,461,768		$1,426,654
Fuel surcharge revenues	167,390		102,058
Total operating revenues	1,629,158	100.0%	1,528,712	100.0%

Operating expenses
Rents and purchased transportation	806,439	49.5%	740,402	48.4%
Salaries, wages and employee benefits	380,311	23.3%	362,511	23.7%
Depreciation and amortization	92,189	5.7%	88,352	5.8%
Fuel and fuel taxes	80,646	5.0%	59,414	3.9%
Operating supplies and expenses	58,022	3.6%	54,537	3.6%
General and administrative expenses, net of asset dispositions	23,481	1.3%	21,833	1.5%
Insurance and claims	23,005	1.4%	17,428	1.1%
Operating taxes and licenses	10,680	0.7%	11,126	0.7%
Communication and utilities	4,996	0.3%	5,219	0.3%
Total operating expenses	1,479,769	90.8%	1,360,822	89.0%
Operating income	149,389	9.2%	167,890	11.0%
Net interest expense	6,817	0.4%	6,442	0.4%
Earnings before income taxes	142,572	8.8%	161,448	10.6%
Income taxes	39,870	2.5%	61,350	4.1%
Net earnings	$102,702	6.3%	$100,098	6.5%
Average diluted shares outstanding	112,026		114,003
Diluted earnings per share	$0.92		$0.88

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended March 31
	2017		2016
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$937,118	57%	$895,200	59%
Dedicated	392,461	24%	358,370	23%
Integrated Capacity Solutions	209,419	13%	183,168	12%
Truck	93,688	6%	96,051	6%
Subtotal	1,632,686	100%	1,532,789	100%
Intersegment eliminations	(3,528)	(0%)	(4,077)	(0%)
Consolidated revenue	$1,629,158	100%	$1,528,712	100%

Operating income

Intermodal	$95,261	64%	$103,127	61%
Dedicated	44,754	30%	44,770	27%
Integrated Capacity Solutions	4,469	3%	10,795	6%
Truck	4,941	3%	9,179	6%
Other (1)	(36)	(0%)	19	0%
Operating income	$149,389	100%	$167,890	100%

(1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended March 31
	2017	2016

Intermodal

Loads	466,840	459,526
Average length of haul	1,680	1,641
Revenue per load	$2,007	$1,948
Average tractors during the period *	5,222	5,107

Tractors (end of period)
Company-owned	4,506	4,404
Independent contractor	664	755
Total tractors	5,170	5,159

Net change in trailing equipment during the period	624	909
Trailing equipment (end of period)	85,218	79,866
Average effective trailing equipment usage	77,370	73,244

Dedicated

Loads	596,740	579,478
Average length of haul	180	175
Revenue per truck per week**	$4,113	$3,875
Average trucks during the period***	7,438	7,196

Trucks (end of period)
Company-owned	7,041	6,734
Independent contractor	12	14
Customer-owned (Dedicated operated)	529	442
Total trucks	7,582	7,190

Trailing equipment (end of period)	22,963	21,818
Average effective trailing equipment usage	23,564	22,436

Integrated Capacity Solutions

Loads	238,058	175,623
Revenue per load	$880	$1,043
Gross profit margin	14.3%	17.3%
Employee count (end of period)	853	674
Approximate number of third-party carriers (end of period)	52,100	47,500

Truck

Loads	95,636	94,410
Average length of haul	438	468
Loaded miles (000)	41,886	44,083
Total miles (000)	50,018	52,146
Average nonpaid empty miles per load	85.0	85.4
Revenue per tractor per week**	$3,411	$3,411
Average tractors during the period *	2,151	2,211

Tractors (end of period)
Company-owned	1,379	1,467
Independent contractor	765	803
Total tractors	2,144	2,270

Trailers (end of period)	7,514	6,970
Average effective trailing equipment usage	7,163	6,670

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$12,261	$6,377
Accounts Receivable	707,433	745,288
Prepaid expenses and other	173,647	194,016
Total current assets	893,341	945,681
Property and equipment	4,331,100	4,258,915
Less accumulated depreciation	1,500,472	1,440,124
Net property and equipment	2,830,628	2,818,791
Other assets	46,426	64,516
	$3,770,395	$3,828,988

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$369,763	$384,308
Claims accruals	106,835	109,745
Accrued payroll	57,083	51,929
Other accrued expenses	52,844	27,152
Total current liabilities	586,525	573,134

Long-term debt	950,558	986,278
Other long-term liabilities	68,457	64,881
Deferred income taxes	792,561	790,634
Stockholders' equity	1,372,294	1,414,061
	$3,770,395	$3,828,988

Supplemental Data
(unaudited)

	March 31, 2017	December 31, 2016

Actual shares outstanding at end of period (000)	109,983	111,305

Book value per actual share outstanding at end of period	$12.48	$12.70

	Three Months Ended March 31
	2017	2016

Net cash provided by operating activities (000)	$285,633	$304,896

Net capital expenditures (000)	$91,007	$114,458